Exhibit 35.1
WORLD FINANCIAL NETWORK NATIONAL BANK
ANNUAL COMPLIANCE CERTIFICATE
World Financial Network National Bank (the “Servicer”) hereby certifies as of December 31, 2009 as follows:
1. The undersigned has reviewed, for the period beginning January 1, 2009 and ending December 31, 2009: (a) the activities of the Servicer as they related to the Second Amended and Restated Pooling and Servicing Agreement, dated as of August 1, 2001 (as amended and supplemented from time to time, the “Servicing Agreement”), among WFN Credit Company, LLC, the Servicer and The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A. and as successor-in-interest to BNY Midwest Trust Company), and (b) the Servicer’s performance under the Servicing Agreement. The performance by the Servicer of its obligations under the Servicing Agreement has been made by persons under the direct supervision of the undersigned.
2. To the best knowledge of the undersigned, based on my review of the Servicer’s performance under the Servicing Agreement, the Servicer has fulfilled all of its obligations under the Servicing Agreement in all material respects for the period beginning January 1, 2009 and ending December 31, 2009.
This report is delivered pursuant to Item 1123 of Regulation AB.

WORLD FINANCIAL NETWORK NATIONAL BANK
/s/ Daniel T. Groomes
Name:	Daniel T. Groomes
Title:	President